EXHIBIT 99.2

U.S. CONCRETE, INC.
REPUBLISHED CONSOLIDATED FINANCIAL STATEMENTS
For the Year ended December 31, 2005

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of U.S. Concrete, Inc.:

We have completed integrated audits of U.S. Concrete, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of U.S. Concrete, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in “Management’s Report on Internal Control Over Financial Reporting” appearing under Item 9A of this Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in “Management’s Report on Internal Control Over Financial Reporting”, management has excluded two entities, Go-Crete and City Concrete, from its assessment of internal control over financial reporting as of December 31, 2005 because they were acquired by the Company in purchase business combinations during 2005.  We have also excluded Go-Crete and City Concrete from our audit of internal control over financial reporting.  Go-Crete and City Concrete are wholly-owned subsidiaries whose total assets and total revenues represent approximately eleven percent and less than one percent, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP
Houston, Texas

March 16, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the segments discussed in Note 11, as to which the date is November 14, 2006.

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$23,654	$39,707
Trade accounts receivable, net	87,654	68,131
Inventories	23,677	20,085
Deferred income taxes	6,750	10,293
Prepaid expenses	2,401	2,140
Income tax receivables	580	4,406
Other current assets	5,824	7,381

Total current assets	150,540	152,143

Properties, plant and equipment, net	149,637	118,748
Goodwill	181,821	166,644
Other assets	12,045	11,624

Total assets	$494,043	$449,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,126	$—
Accounts payable	49,144	36,506
Accrued liabilities	37,469	25,990

Total current liabilities	87,739	62,496

Long-term debt, net of current maturities	200,445	200,777
Other long-term obligations and deferred credits	4,997	4,137
Deferred income taxes	15,941	12,900

Total liabilities	309,122	280,310

Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.001 par value per share (10 million shares authorized; none issued)	—	—
Common stock, $0.001 par value per share (60 million shares authorized; 29,809 shares in 2005 and 29,344 shares in 2004 issued and outstanding)	30	29
Additional paid-in capital	172,857	168,850
Deferred compensation	(3,939)	(3,936)
Retained earnings	16,918	4,306
Cost of treasury stock, 139 common shares in 2005 and 59 common shares in 2004	(945)	(400)

Total stockholders’ equity	184,921	168,849

Total liabilities and stockholders’ equity	$494,043	$449,159

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31

	2005	2004	2003

Sales	$575,655	$500,589	$473,124
Cost of goods sold before depreciation, depletion and amortization	472,010	412,262	388,717
Selling, general and administrative expenses	54,028	48,110	42,550
Depreciation, depletion and amortization	13,591	12,669	12,441

Income from operations	36,026	27,548	29,416
Interest income	857	180	241
Interest expense	18,172	16,703	17,096
Loss on early extinguishment of debt	—	28,781	—
Other income, net	2,022	840	3,016

Income (loss) before income tax provision (benefit)	20,733	(16,916)	15,577
Income tax provision (benefit)	8,121	(6,377)	5,274

Net income (loss)	$12,612	$(10,539)	$10,303

Earnings (loss) per share:
Basic	$0.44	$(0.37)	$0.37

Diluted	$0.43	$(0.37)	$0.37

Number of shares used in calculating earnings (loss) per share:
Basic	28,655	28,247	28,003
Diluted	29,229	28,247	28,105

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Retained Earnings	Treasury Stock	Total Stockholders’ Equity

	Shares	Par Value

BALANCE, December 31, 2002	27,024	27	157,276	—	4,542	—	161,845
Issuance of shares for acquisitions and contingent consideration	1,009	1	4,479	—	—	—	4,480
Exchange of stock options for restricted common stock	286	—	1,374	(1,374)	—	—	—
Employee purchase of ESPP shares	265	1	866	—	—	—	867
Restricted common stock issued in connection with compensation plan	222	—	1,128	(1,128)	—	—	—
Amortization of deferred compensation	—	—	—	216	—	—	216
Receivable of common stock to be canceled	—	—	(1,000)	—	—	—	(1,000)
Net income	—	—	—	—	10,303	—	10,303

BALANCE, December 31, 2003	28,806	29	164,123	(2,286)	14,845	—	176,711
Issuance of shares for acquisitions	73	—	538	—	—	—	538
Employee purchase of ESPP shares	149	—	849	—	—	—	849
Stock options exercised	78	—	524	—	—	—	524
Restricted common stock issued in connection with compensation plan	467	—	2,816	(2,816)	—	—	—
Amortization of deferred compensation	—	—	—	1,166	—	—	1,166
Cancellation of shares	(170)	—	—	—	—	—	—
Purchase of treasury shares	(59)	—	—	—	—	(400)	(400)
Net loss	—	—	—	—	(10,539)	—	(10,539)

BALANCE, December 31, 2004	29,344	$29	$168,850	$(3,936)	$4,306	$(400)	$168,849
Employee purchase of ESPP shares	154	—	837	—	—	—	837
Stock options exercised	192	—	1,445	—	—	—	1,445
Stock-based compensation	244	1	1,725	(1,641)	—	—	85
Amortization of deferred compensation	—	—	—	1,638	—	—	1,638
Cancellation of shares	(45)	—	—	—	—	—	—
Purchase of treasury shares	(80)	—	—	—	—	(545)	(545)
Net income	—	—	—	—	12,612	—	12,612

BALANCE, December 31, 2005	29,809	$30	$172,857	$(3,939)	$16,918	$(945)	$184,921

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,612	$(10,539)	$10,303
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred gain on termination of interest rate swaps	2,024	—	—
Loss on early extinguishment of debt	—	28,781	—
Depreciation, depletion and amortization	13,591	12,669	12,441
Debt issuance cost amortization	1,302	1,355	1,930
Net (gain) loss on sale of assets	175	25	(60)
Deferred income taxes	6,584	(2,656)	8,445
Provision for doubtful accounts	1,689	1,040	931
Provision to write down inventories	—	—	1,137
Stock-based compensation	1,722	1,166	216
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(14,733)	(4,345)	(4,242)
Inventories	(2,240)	(1,981)	1,086
Prepaid expenses and other current assets	(1,847)	4,182	(565)
Other assets and liabilities, net	(645)	1,393	(2,358)
Accounts payable and accrued liabilities	20,995	3,333	(2,572)

Net cash provided by operating activities	41,229	34,423	26,692

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of properties, plant and equipment	(17,966)	(10,447)	(13,287)
Payments for acquisitions, net of cash received of $0, $0 and $1,081	(41,204)	(1,592)	(5,814)
Payment of direct costs in connection with acquisitions	—	(162)	(164)
Proceeds from disposals of properties, plant and equipment	713	608	2,587
Other investing activities	(106)	(4)	(581)

Net cash used in investing activities	(58,563)	(11,597)	(17,259)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	264,000	—
Repayments of borrowings	(448)	(219,039)	(6,769)
Proceeds from issuances of common stock	2,274	1,373	867
Common stock issuance costs	—	—	(36)
Purchase of treasury shares	(545)	(400)	—
Debt retirement costs	—	(25,851)	—
Debt issuance costs	—	(10,313)	(1,069)

Net cash provided by (used in) financing activities	1,281	9,770	(7,007)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(16,053)	32,596	2,426
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,707	7,111	4,685

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$23,654	$39,707	$7,111

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$17,379	$14,428	$15,374
Cash paid for income taxes	$963	$279	$303
Supplemental Disclosure of Noncash Investing and Financing Activities:
Additions to properties, plant and equipment from exchanges	$—	$788	$—
Assumption of capital leases in acquisition of a business	$2,053	$—	$—
Common stock and stock options issued in connection with acquisitions and contingent consideration	$—	$538	$4,480
Common stock received in settlement	$—	$1,000	$—
Exchange of stock options for restricted stock	$—	$—	$1,374

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations

          U.S. Concrete, Inc., a Delaware corporation, provides ready-mixed concrete, precast concrete and concrete-related products and services to the construction industry in several major markets in the United States. U.S. Concrete is a holding company and conducts its businesses through its consolidated subsidiaries.

     Basis of Presentation

          The consolidated financial statements consist of the accounts of U.S. Concrete and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated.  U.S. Concrete has made certain reclassifications to prior period amounts to conform to the current period presentation. These reclassifications did not have an impact on U.S. Concrete’s financial position, results of operations or cash flows.

     Cash and Cash Equivalents

          U.S. Concrete records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. Cash held as collateral or escrowed for contingent liabilities is included in other current and noncurrent assets based on the expected release date of the underlying obligation.

     Inventories

          Inventories consist primarily of cement and other raw materials, precast products, building materials and repair parts that U.S. Concrete holds for sale or use in the ordinary course of business. U.S. Concrete uses the first-in, first-out method to value inventories at the lower of cost or market.

          U.S Concrete provides reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and its estimated net realizable value using assumptions about future demand for those products and market conditions.  If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required.

     Prepaid Expenses

          Prepaid expenses primarily include amounts U.S. Concrete has paid for insurance, licenses, taxes, rent and maintenance contracts. It expenses or amortizes all prepaid amounts as used or over the period of benefit, as applicable.

     Properties, Plant and Equipment, Net

          U.S. Concrete states properties, plant and equipment at cost and uses the straight-line method to compute depreciation of these assets other than mineral deposits over the following estimated useful lives: buildings and land improvements, from 10 to 40 years; machinery and equipment, from 10 to 30 years; mixers, trucks and other vehicles, from six to 12 years; and other, from three to 10 years. For some of its assets, U.S. Concrete uses an estimate of the asset’s salvage value at the end of its useful life to reduce the cost of the asset which is subject to depreciation.  Salvage values generally approximate 10% of the asset’s original cost.  U.S. Concrete capitalizes leasehold improvements on properties held under operating leases and amortizes these costs over the lesser of their estimated useful lives or the applicable lease term.  Depletion of the related mineral deposits is computed on the basis of the estimated quantity of recoverable raw materials.

          U.S. Concrete expenses maintenance and repair costs when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of its existing assets. When U.S. Concrete retires or disposes of properties, plant or equipment, it removes the related cost and accumulated depreciation from its accounts and reflects any resulting gain or loss in its statements of operations.

          U.S. Concrete evaluates the recoverability of its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices for the Company’s products, capital needs, economic trends in the construction sector and other factors. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Goodwill and Other Intangible Assets

          Intangible assets acquired in business combinations consist primarily of goodwill and covenants not-to-compete.  Goodwill represents the amount by which the total purchase price U.S. Concrete has paid to acquire businesses accounted for as purchases exceeds the estimated fair value of the net assets acquired.  U.S. Concrete tests goodwill for impairment annually and charges income for any impairment recognized, but goodwill is not otherwise amortized.

          Intangible assets with definite lives consists principally of covenants not-to-compete established with former owners and other key management personnel in business combinations and are amortized over the period that U.S. Concrete believes best reflects the period in which the economic benefits will be consumed.  Intangible assets with definite lives are evaluated for recoverability when events or circumstances indicate that these assets might be impaired.  U.S. Concrete tests these assets for impairment by comparing its respective carrying value to estimates of the sum of the future undiscounted net cash flows expected to result from the asset.  If the carrying amount of the asset exceeds the sum of the undiscounted net cash flows, an impairment loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. See Note 2 for further discussion of goodwill and other intangibles.

     Debt Issue Costs

          U.S. Concrete amortizes debt issue costs related to its revolving credit facility and senior subordinated notes as interest expense over the scheduled maturity period of the debt. Unamortized debt issuance costs were $7.6 million as of December 31, 2005 and $8.9 million as of December 31, 2004.  U.S. Concrete includes those unamortized costs in other assets.

     Allowance for Doubtful Accounts

          U.S. Concrete provides an allowance for accounts receivable it believes it may not collect in full. A provision for bad debt expense recorded to selling, general and administrative expenses increases the allowance.  Accounts receivable are written off when U.S. Concrete determines the receivable will not be collected.  Accounts receivable that U.S. Concrete writes off its books decrease the allowance. U.S. Concrete determines the amount of bad debt expense it records each period and the resulting adequacy of the allowance at the end of each period by using a combination of its historical loss experience, a customer-by-customer analysis of its accounts receivable balances each period and subjective assessments of its bad debt exposure.  The allowance for doubtful accounts balance was $3.5 million as of December 31, 2005 and $2.3 million as of December 31, 2004.

     Sales and Expenses

          U.S. Concrete derives substantially all its sales from the production and delivery of ready-mixed concrete, other onsite products and related building materials. It recognizes sales when products are delivered. Amounts billed to customers for delivery costs are classified as a component of total revenues and the related delivery costs (excluding depreciation) are classified as a component of total cost of goods sold. Cost of goods sold consists primarily of product costs and operating expenses (excluding depreciation, depletion and amortization). Operating expenses consist primarily of wages, benefits, insurance and other expenses attributable to plant operations, repairs and maintenance and delivery costs. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses and trade show expenses. General and administrative expenses consist primarily of executive and administrative compensation and benefits, office rent, utilities, communication and technology expenses, provision for doubtful accounts and professional fees.

     Insurance Programs

          U.S. Concrete maintains third-party insurance coverage in amounts and against the risks it believes are reasonable. Under its insurance programs in effect since July 2001, U.S. Concrete shares the risk of loss with its insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations. U.S. Concrete’s deductible retentions per occurrence for auto and general liability insurance programs were $0.5 million in 2005, 2004 and 2003, and for its worker’s compensation insurance program was $1.0 million in 2005, 2004 and 2003.  In connection with these automobile and general liability and workers’ compensation insurance programs, U.S. Concrete has entered into standby letter of credit agreements totaling $14.1 million at December 31, 2005.  U.S. Concrete funds its deductibles and records an expense for losses it expects under the programs. U.S. Concrete determines expected losses using a combination of its historical loss experience and subjective assessments of its future loss exposure. The estimated losses are subject to uncertainty from various sources, including changes in claim reporting patterns, claim settlement patterns, judicial decisions, legislation and economic conditions.  The amounts accrued for self-insured claims were $9.7 million as of December 31, 2005 and $8.7 million as of December 31, 2004.  U.S. Concrete includes those accruals in accrued liabilities.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Asset Retirement Obligations

          SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is amortized over the life of the asset. The liability is accreted at the end of each reporting period through charges to operating expenses. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.  Asset retirement obligations accrued at December 31, 2005 and 2004 were not material.

     Income Taxes

          U.S. Concrete uses the liability method of accounting for income taxes. Under this method, it records deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and uses enacted tax rates and laws that U.S. Concrete expects will be in effect when it recovers those assets or settles those liabilities, as the case may be, to measure those taxes.  U.S. Concrete records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.  As of December 31, 2005 and December 31, 2004, no valuation allowances were recorded.

     Derivative Instruments

          U.S. Concrete recognizes derivatives as either assets or liabilities in its consolidated balance sheets and measures those instruments at fair value.  In April 2004, U.S. Concrete entered into interest rate swap agreements which represented fair value hedges.  U.S. Concrete’s objective for holding these derivatives was to balance its exposure to the fixed and variable interest rate markets. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” these hedges were considered perfectly effective, and no net gain or loss was recorded for changes in fair value of the interest rate swaps or the related debt.   In June 2005, U.S. Concrete terminated these interest rate swap agreements.  See Note 8 for a description of U.S. Concrete’s derivative financial instruments.

     Fair Value of Financial Instruments

          The financial instruments of U.S. Concrete consist primarily of cash and cash equivalents, trade receivables, trade payables and long-term debt. U.S. Concrete’s management considers the carrying values of cash and cash equivalents, trade receivables, trade payables and the revolving credit facility to be representative of their respective fair values because of their short-term maturities or expected settlement dates.  The fair value of U.S. Concrete’s long-term debt borrowings at year end was estimated at $200 million in 2005 and $215 million in 2004.

     Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions that U.S. Concrete considers significant in the preparation of its financial statements include those related to its allowance for doubtful accounts, realization of goodwill, accruals for self-insurance, income taxes, reserves for inventory obsolescence and the valuation and useful lives of properties, plant and equipment.

     Earnings (Loss) Per Share

          Basic earnings per share are computed using the weighted average number of common shares outstanding during the year. Diluted earnings per share are computed using the weighted average number of common shares outstanding during the year, but also include the dilutive effect of stock-based incentives and option plans (including stock options and awards of restricted stock).

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          The following table reconciles the numerator and denominator of the basic and diluted earnings per share during the years ended December 31, 2005, 2004 and 2003 (in thousands, except per share amounts).

	2005	2004	2003

Numerator:
Net income (loss)	$12,612	$(10,539)	$10,303
Denominator:
Weighted average common shares outstanding-basic	28,655	28,247	28,003
Effect of dilutive stock options and restricted stock	573	—	102

Weighted average common shares outstanding-diluted	29,229	28,247	28,105

Earnings (loss) per share:
Basic	$0.44	$(0.37)	$0.37
Diluted	$0.43	$(0.37)	$0.37

          For the years ended December 31, stock options and awards covering 0.8 million shares in 2005, 3.7 million shares in 2004 and 3.1 million shares in 2003 were excluded from the computation of diluted earnings (loss) per share because their effect would have been antidilutive.

     Comprehensive Income

          Comprehensive income represents all changes in equity of an entity during the reporting period, except those resulting from investments by and distributions to stockholders. For each of the three years in the period ended December 31, 2005, no differences existed between the historical consolidated net income and consolidated comprehensive income of U.S. Concrete.

     Segment Information

          U.S. Concrete has adopted SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” which establishes standards for the manner by which public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. During the third quarter of 2006, U.S. Concrete re-assessed its application of SFAS No. 131, and, based on the expected variation in the long-term margins in its operating segments, determined that it would be appropriate to begin presenting its previously aggregated six geographic reporting units as two reportable segments, primarily along product lines: ready-mixed concrete and concrete-related products; and western precast concrete.  See Note 11 for further discussion of our reportable segments.

     Stock-based Compensation

          Under the requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123,” U.S. Concrete accounts for stock option awards in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and its related interpretations. Under APB No. 25, no compensation expense is recognized when the exercise price is greater than or equal to the market price of the underlying common stock on the date of grant. The exercise price per share of each stock option U.S. Concrete awarded during 2005, 2004 and 2003 was greater than or equal to the fair market value of a share of U.S. Concrete’s common stock on the date of grant.  See Note 9 for a description of U.S. Concrete’s stock-based compensation plans.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects pro forma net income (loss) and earnings (loss) per share implications if the fair value method of SFAS No. 123 had been applied to all awards that vested during the years ended December 31, 2005, 2004 and 2003 (in thousands, except per share amounts):

	2005	2004	2003

Net income (loss)	$12,612	$(10,539)	$10,303
Add: Total stock-based employee compensation expense included in reported net income (loss), net of related tax effects	1,050	726	130
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards vested during the year, net of any tax effects	(1,468)	(1,775)	(1,918)

Pro forma net income (loss)	$12,194	$(11,588)	$8,515

Earnings (loss) per share:
Reported basic	$0.44	$(0.37)	$0.37
Reported diluted	$0.43	$(0.37)	$0.37
Pro forma basic	$0.43	$(0.41)	$0.30
Pro forma diluted	$0.42	$(0.41)	$0.30

          The weighted average fair values of stock options at their grant date for 2005, 2004 and 2003, where the exercise price equaled the market price on the grant date, was $1.94, $1.95 and $1.43, respectively. The estimated fair values for options granted in 2005, 2004 and 2003 were calculated using a Black-Scholes option pricing model, with the following weighted-average assumptions for 2005, 2004 and 2003, respectively: risk-free interest rate of 3.63%, 2.87% and 3.25%; no dividend yield; volatility factor of 0.271, 0.307 and 0.314; and an expected option life of five years.

          The weighted average fair value of restricted stock awards at their grant date was $6.93 for 2005 and $6.44 for 2004.

          For additional discussion related to stock options, see Note 9.

     Recent Accounting Requirements

          In November 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, “Inventory Costs – An Amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”).  SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs and wasted material (spoilage), and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities.  SFAS No. 151 is required to be adopted for fiscal years beginning after June 15, 2005.  U.S. Concrete adopted the new rules as of January 1, 2006, with no expected material impact on its consolidated financial position, results of operations or cash flows.

          In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which is effective for public companies for interim or annual periods beginning after June 15, 2005 and was initially required to be adopted by U.S. Concrete in its third quarter of fiscal 2005, beginning on July 1, 2005. However, in April 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R.  Accordingly, U.S. Concrete is adopting SFAS No. 123R effective as of January 1, 2006.  SFAS No. 123R will require U.S. Concrete to expense the fair value of its stock option grants and stock purchases under its employee stock purchase plan, rather than disclose the impact on the consolidated net income in the footnotes to its consolidated financial statements.  U.S. Concrete will adopt the provisions of this statement using the modified prospective transition method, which will result in U.S. Concrete recognizing its stock option awards as compensation expense for unvested awards as of January 1, 2006 and awards subsequent to that date.  U.S. Concrete expects the initial impact of the adoption of SFAS No. 123R will not differ materially from the pro forma effect on net income (loss) and earnings (loss) per share indicated in this Note 1 above for the year ended December 31, 2005.  U.S. Concrete also expects the full-year impact of the adoption of SFAS No. 123R on U.S. Concrete’s results of operations will not be material.  However, the full-year impact will depend on the levels of share-based payments granted in 2006.

          In March 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue 04-6, “Accounting for Stripping Costs in the Mining Industry” (“EITF 04-6”), that stripping costs incurred after the first saleable minerals are extracted from the mine (i.e., post-production stripping costs) are a component of mineral inventory cost. As a result of this consensus, all post-production stripping costs will be considered variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. The guidance in this consensus is effective for financial statements issued for fiscal years beginning after December 15, 2005, with early adoption permitted. U.S. Concrete is adopting EITF 04-6 beginning January 1, 2006.  Any capitalized post-production stripping costs will be recognized as an adjustment to beginning retained earnings at that date.  At December 31, 2005, U.S. Concrete’s capitalized stripping costs were $0.7 million.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.”  SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle.  SFAS No. 154 applies to all voluntary changes in accounting principles and to changes required in accounting pronouncements when no specific transition provisions are provided.  When a pronouncement includes specific transition provisions, those provisions should be followed.  SFAS No. 154 is effective for the fiscal periods beginning after December 15, 2005, and U.S. Concrete adopted it beginning on January 1, 2006.

          In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”).  FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated.  FIN 47 clarifies that the term “conditional asset retirement obligation” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditioned on a future event that may or may not be within the control of the entity.  FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of the asset retirement obligation.  FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005.  U.S. Concrete adopted FIN 47 in its fiscal year ended December 31, 2005, and the effect of the adoption did not have a material impact on its consolidated financial position, results of operations or cash flows.

2.	GOODWILL AND OTHER INTANGIBLE ASSETS

          In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” U.S. Concrete performs an annual impairment test (or more frequently if impairment indicators arise) for goodwill and other intangibles with indefinite lives.  U.S. Concrete allocates goodwill to various reporting units to perform its impairment test.  SFAS No. 142 requires that the fair value of the reporting unit be compared with its carrying amount on an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, U.S. Concrete would record an impairment loss to the extent of that difference.  The impairment test for intangible assets with indefinite lives consists of comparing the fair value of the intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, U.S. Concrete would recognize an impairment.  U.S. Concrete bases the fair values of its reporting units on a combination of valuation approaches, including discounted cash flows, multiples of sales and earnings before interest, taxes, depreciation, depletion and amortization and comparisons of recent transactions.  In the fourth quarter of each of 2005, 2004 and 2003, U.S. Concrete conducted its annual valuation test and determined it was not required to recognize any goodwill impairment.  As of December 31, 2005 and 2004, U.S. Concrete had no intangible assets with indefinite lives other than goodwill.

          The changes in the carrying amount of goodwill for 2005 and 2004 were as follows (in thousands):

	Ready-Mixed Concrete and Concrete- Related Products	Western Precast Concrete	Total

Balance at January 1, 2004	$136,316	$28,910	$165,226
Acquisition	39	1,379	1,418

Balance at December 31, 2004	136,355	30,289	166,644
Acquisitions	15,127	50	15,177

Balance at December 31, 2005	$151,482	$30,339	$181,821

          Intangible assets with definite lives consist principally of covenants not-to-compete established in business combinations and are recorded in other non-current assets.  Covenants not-to-compete are amortized ratably over the life of the agreement, which is generally five years.  Aggregate amortization expense associated with covenants not-to-compete was $0.1 million for the year ended December 31, 2005 and nil for 2004.  Amortization expense associated with U.S. Concrete’s covenants not-to-compete at December 31, 2005, is expected to be $0.6 million in each of 2006, 2007, 2008 and 2009, and $0.4 million in 2010.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the carrying amount of the other intangible assets for 2005 and 2004 were as follows (in thousands):

	Ready-Mixed Concrete and Concrete- Related Products	Western Precast Concrete	Total

Balance at January 1, 2004	$—	$—	$—
Covenant not-to-compete, net of accumulated amortization of $0	—	560	560

Balance at December 31, 2004	—	560	560
Covenant not-to-compete, net of accumulated amortization of $121	2,235	(112)	2,123

Balance at December 31, 2005	$2,235	$448	$2,683

3.	BUSINESS COMBINATIONS

          In December 2005, U.S. Concrete acquired substantially all of the operating assets of Go-Crete and South Loop Development Corporation, which produce and deliver ready-mixed concrete from six plants and mine sand and gravel from a quarry in the greater Dallas/Fort Worth, Texas market for approximately $27.5 million, comprised of cash of $26.0, deferred purchase price of $1.3 million and transaction costs of $0.2 million.  The purchase price has been allocated to the fair value of the properties and equipment of $21.2 million, identifiable intangibles of $0.6 million, net current assets of $0.2 million (net of current liabilities of $7.4 million), capital lease obligations of $2.1 million and goodwill of $7.6 million in the accompanying consolidated balance sheet as of December 31, 2005.

          In November 2005, U.S. Concrete acquired substantially all the operating assets, including real property, of City Concrete Company, City Concrete Products, Inc. and City Transports, Inc., which produce and deliver ready-mixed concrete from five plants in the greater Memphis, Tennessee and northern Mississippi area, for approximately $14.3 million in cash and transaction costs of $0.1 million.   The purchase price has been allocated to the fair value of the properties and equipment of $5.5 million, identifiable intangibles of $1.7 million, current assets of $0.3 million, and goodwill of $6.8 million in the accompanying consolidated balance sheet as of December 31, 2005.

          In January 2005, U.S. Concrete acquired substantially all the ready-mixed concrete assets of Ed Adams d/b/a Adams Redi-Mix Company located in the Knoxville, Tennessee area.  The purchase price was approximately $1.0 million in cash.  The purchase price has been allocated to the fair value of the properties and equipment of $0.3 million and goodwill of $0.7 million in the accompanying consolidated balance sheet as of December 31, 2005.

          In December 2004, U.S. Concrete completed the acquisition of Riefkohl Contracting LLC, which provides precast concrete installation services in the greater Phoenix, Arizona market. The purchase price was approximately $2.2 million, comprised of $1.7 million in cash, and 73,489 shares of U.S. Concrete common stock (valued at $0.5 million). The purchase price has been allocated to the fair value of properties and equipment of $0.2 million, identifiable intangibles of $0.6 million, net current assets of $0.1 million (net of other current liabilities of $0.6 million) and goodwill of $1.4 million in the accompanying consolidated balance sheet as of December 31, 2004.

4.	SETTLEMENTS

          In 2003, U.S. Concrete asserted a legal claim against two former owners of a U.S. Concrete subsidiary for indemnification under an acquisition agreement for breach of representations made by the former owners in the acquisition agreement. Those prior owners provided U.S. Concrete with indemnification consideration of $2.0 million to settle the claim, consisting of cash, the return of U.S. Concrete common stock and other assets.  U.S. Concrete recorded the receipt of that consideration as other income in the fourth quarter of 2003. Receivables of $0.8 million in cash and $0.2 million in other assets were included in other current receivables and other assets as of December 31, 2003. A receivable of $1.0 million in U.S. Concrete common stock was reflected as a reduction in stockholders’ equity as of December 31, 2003.  In 2004, U.S. Concrete received and cancelled approximately 144,000 shares of its common stock related to this settlement.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	INVENTORIES

          Inventory consists of the following (in thousands):

	December 31

	2005	2004

Raw materials	$9,396	$8,114
Precast products	6,692	6,003
Building materials for resale	4,991	3,934
Repair parts	2,598	2,034

	$23,677	$20,085

          During the third quarter of 2003, U.S. Concrete identified an inventory overstatement at one of its subsidiaries.  As a result, U.S. Concrete reduced inventory by $2.5 million to account for this overstatement in the third quarter of 2003. Since the impact to U.S. Concrete’s 2001 and 2002 annual financial statements was not material, U.S. Concrete recorded an increase of $1.1 million, or $0.7 million net of tax, to cost of goods sold in the third quarter of 2003.  The cost of goods sold, properly reflected in the respective prior periods, would have decreased annual net income for 2001 by $0.2 million and increased the annual net loss for 2002 by $0.5 million. U.S. Concrete reflected the remaining $1.4 million of the overstatement, which related to the acquisition date, as a $0.8 million increase in goodwill and a $0.6 million increase in deferred tax assets as of December 31, 2003 (see Note 2 for discussion).

6.	PROPERTIES, PLANT AND EQUIPMENT

          A summary of properties, plant and equipment is as follows (in thousands):

	December 31

	2005	2004

Land and mineral deposits	$42,189	$34,760
Buildings and improvements	15,018	10,194
Machinery and equipment	76,596	61,269
Mixers, trucks and other vehicles	74,633	61,125
Other, including construction in progress	6,576	5,213

	215,012	172,561
Less: accumulated depreciation and depletion	(65,375)	(53,813)

	$149,637	$118,748

          As of December 31, the carrying amounts of mineral deposits were $15.2 million in 2005 and $10.4 million in 2004.

7.	DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

          Activity in U.S. Concrete’s allowance for doubtful accounts receivable consists of the following (in thousands):

	December 31

	2005	2004	2003

Balance, beginning of period	$2,292	$4,639	$4,497
Additions from acquisitions	—	—	83
Provision for doubtful accounts	1,689	1,040	931
Uncollectible receivables written off, net of recoveries	(479)	(3,387)	(872)

Balance, end of period	$3,502	$2,292	$4,639

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          Other current assets consist of the following (in thousands):

	December 31

	2005	2004

Interest receivable	$32	$440
Receivables from suppliers	2,582	4,350
Other current receivables	2,341	1,306
Other current assets	869	1,285

	$5,824	$7,381

          Accrued liabilities consist of the following (in thousands):

	December 31

	2005	2004

Accrued compensation and benefits	$6,851	$3,451
Accrued interest	4,243	4,281
Accrued income taxes	2,376	234
Accrued insurance	9,730	8,658
Other	14,269	9,366

	$37,469	$25,990

8.	DEBT AND DERIVATIVE FINANCIAL INSTRUMENTS

          A summary of debt and capital leases is as follows (in thousands):

	December 31

	2005	2004

8 3/8% senior subordinated notes due 2014 (1)	$200,000	$200,777
Capital leases	1,571	—

	201,571	200,777
Less: current maturities of capital leases	1,126	—

	$200,445	$200,777

(1)	The carrying amount of the notes includes a $0.8 million mark-to-market adjustment at December 31, 2004 for the fair value of interest rate swaps. A corresponding amount is included in other assets.

          At December 31, 2005, there were no borrowings under U.S. Concrete’s senior secured credit facility and no maturities of its long-term debt until 2014, other than capital leases which mature in 2007.

          Senior Secured Credit Facility

          On March 12, 2004, U.S. Concrete entered into a senior secured credit facility under which it initially borrowed $64 million to retire debt outstanding under its prior senior credit facility and to pay related transaction fees.  It prepaid this borrowing on March 31, 2004 with the proceeds from its sale of its 8 3/8% senior subordinated notes described below.  At December 31, 2004 and 2005, the facility consisted of a $105 million revolving credit facility, with borrowings limited based on a portion of the net amounts of eligible accounts receivable, inventory and mixer trucks.  The facility matures in March 2009.  At December 31, 2005, borrowings under the facility would have borne annual interest at the Eurodollar-based rate (“LIBOR”) plus 2.25% or the domestic rate plus 0.75%.  The interest rate margins will vary inversely with the amount of unused borrowing capacity available under the facility.  Commitment fees at an annual rate of 0.375% are payable on the unused portion of the facility.

          The credit agreement relating to the facility provides that the administrative agent may, on the bases specified, reduce the amount of the available credit from time to time.  At December 31, 2005, the amount of the available credit was approximately $86.4 million, net of outstanding letters of credit of $14.1 million.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          U.S. Concrete’s subsidiaries have jointly and severally, and fully and unconditionally, guaranteed the repayment of all amounts owing under the senior secured credit facility.  In addition, U.S. Concrete collateralized the facility with the capital stock of its subsidiaries, excluding minor subsidiaries without operations or material assets, and substantially all the assets of those subsidiaries, excluding most of the assets of the aggregate quarry in northern New Jersey.  The credit agreement contains covenants restricting, among other things, prepayment or redemption of subordinated notes, distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, mergers, asset sales other than in the ordinary course of business, indebtedness, liens, changes in business, changes to charter documents and affiliate transactions.  The credit agreement limits capital expenditures to 5% of consolidated revenues in the prior 12 months.  It will require U.S. Concrete to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 on a rolling 12-month basis if the available credit under the credit facility falls below $15 million.  The credit agreement provides that specified change of control events would constitute events of default under the agreement.

          Senior Subordinated Notes

          On March 31, 2004, U.S. Concrete issued and sold, through a private placement, $200 million of 8 3/8% senior subordinated notes due April 1, 2014.  Interest on these notes is payable semiannually on April 1 and October 1 of each year.  U.S. Concrete used the net proceeds of this financing to redeem its prior 12% senior subordinated notes and prepay the outstanding debt under its new credit facility. U.S. Concrete paid $122.5 million to redeem its prior 12% senior subordinated notes, including a prepayment premium of $25.9 million, plus all accrued and unpaid interest through the redemption date of $1.6 million.

          As a result of the March 2004 refinancing, U.S. Concrete recognized an ordinary loss on early extinguishment of debt of $28.8 million, which consisted of the $25.9 million in premium payments and a write-off of $2.9 million of debt issuance costs associated with all the debt repaid.

          All the subsidiaries of U.S. Concrete, excluding minor subsidiaries, have jointly and severally and fully and unconditionally guaranteed the repayment of the 8 3/8% senior subordinated notes.  U.S. Concrete directly or indirectly owns 100% of each subsidiary guarantor.  Separate financial statements of the subsidiary guarantors are not provided because U.S. Concrete has no independent assets or operations, the guarantees are full and unconditional and joint and several, and the non-guarantor subsidiaries are minor.  There are no significant restrictions on the ability of U.S. Concrete or any guarantor to obtain funds from its subsidiaries by dividend or loan.

          The indenture governing the notes limits the ability of U.S. Concrete and its subsidiaries to pay dividends or repurchase common stock, make certain investments, incur additional debt or sell preferred stock, create liens, merge or transfer assets.  At any time prior to April 1, 2007, U.S. Concrete may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 108.375% of their principal amount, plus accrued interest, with the net cash proceeds from certain equity offerings.  In addition, after March 31, 2009, U.S. Concrete may redeem all or a part of the notes at a redemption price of 104.188% in 2009, 102.792% in 2010, 101.396% in 2011 and 100% in 2012 and thereafter.  The indenture requires U.S. Concrete to redeem the subordinated notes from the proceeds of certain asset sales that are not reinvested in the business or used to pay senior debt and on the occurrence of a change of control.  U.S. Concrete’s senior secured credit agreement prohibits these redemptions.

          Interest Rate Swaps

          Effective April 16, 2004, U.S. Concrete entered into interest rate swap agreements that had the economic effect of modifying the interest obligations associated with $70 million of its 8 3/8% senior subordinated notes, such that the interest payable on these notes effectively became variable based on the six-month LIBOR rate, set on April 1 and October 1 of each year.  U.S. Concrete terminated these interest rate swap agreements in June 2005.  The swaps had been designated as fair-value hedges and had no ineffective portion.  The notional amounts of the swaps matched the principal amounts of the hedged portion of the senior subordinated notes, and the termination dates of the swaps matched the maturity date of the notes.  As a result of the swaps, the interest rate on the hedged portion of the notes was LIBOR plus 3.16%.  The swap agreements were marked to market each quarter, with a corresponding mark-to-market adjustment reflected as either a discount or premium on the notes.  Because the swap agreements were considered an effective fair-value hedge, there was no effect on U.S. Concrete’s results of operations from the mark-to-market adjustment while they were in effect.  Upon termination of these interest rate swap agreements, U.S. Concrete received $2.2 million in cash as settlement proceeds.  U.S. Concrete has included the cash proceeds in “changes in operating assets and liabilities, excluding effects of acquisitions” within the Consolidated Statements of Cash Flows.  U.S. Concrete has recorded the cash received against the fair values of the respective agreements and is amortizing the resulting net gain of $2.0 million over the remaining life of the underlying debt instruments as an adjustment to interest expense.  At December 31, 2005, there were no interest rate swap agreements outstanding.  The interest rate swap agreements reduced U.S. Concrete’s interest expense by approximately $0.5 million ($0.3 million, net of tax) in 2005 and $1.4 million ($0.9 million, net of tax) in 2004.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	STOCKHOLDERS’ EQUITY

     Common Stock and Preferred Stock

          The following table presents information regarding U.S. Concrete’s common stock (in thousands):

	December 31

	2005	2004

Shares authorized	60,000	60,000
Shares outstanding at end of period	29,809	29,344
Shares held in treasury	139	59

          U.S. Concrete is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value, of which none were issued or outstanding as of December 31, 2005 and 2004.

     Restricted Stock

          Shares of restricted common stock issued under U.S. Concrete’s 1999 Incentive Plan and 2001 Employee Incentive Plan are subject to restrictions on transfer and certain other conditions.  On issuance of the stock, an unamortized compensation expense equivalent to the market value of the shares on the date of grant is charged to stockholders’ equity and is amortized over the restriction period.  During the restriction period, the holders of restricted shares are entitled to vote and receive dividends, if any, on those shares.

          During the first quarter of 2003, U.S. Concrete awarded to certain key employees approximately 98,000 restricted shares of its common stock, at a total valued at $0.4 million. These awards vest on the fifth anniversary from the date of grant.

          In the third quarter of 2003, U.S. Concrete offered eligible employees the opportunity to exchange certain outstanding stock options for shares of restricted stock. In September 2003, U.S. Concrete accepted for exchange and canceled eligible options to purchase an aggregate of approximately 859,000 shares of its common stock, representing approximately 93% of the approximately 922,000 options that were eligible to be tendered in the offer as of the expiration date. Under the offer, U.S. Concrete granted an aggregate of approximately 286,000 restricted shares of its common stock, or approximately $1.4 million in value, in exchange for the tendered eligible options. The value of this stock was established by the market price on the date of the grant and was recorded as a reduction in stockholders’ equity on the consolidated balance sheet. This restricted deferred compensation reflected as stock issuance requires U.S. Concrete to recognize a noncash stock compensation charge of approximately $0.5 million per year over the three-year vesting period of the restricted stock. Of the eligible options subject to the offer, approximately 63,000 options were not exchanged. Of those options, as of December 31, 2005, approximately 47,000 remained outstanding and will be accounted for under variable plan accounting in accordance with APB No. 25. The weighted average exercise price of these remaining eligible options is approximately $8.12. In the future, to the extent that U.S. Concrete’s stock price exceeds an option’s exercise price, the difference will be recorded as a noncash compensation charge, with an offset to additional paid-in capital.

          During the years ended December 31, U.S. Concrete awarded approximately 244,000 shares in 2005 and 467,000 shares in 2004 of restricted stock under the plans to employees and retired employees, at a total value of $1.7 million in 2005 and $2.8 million in 2004, as part of the 2005 and 2004 annual grant or as grants issued for promotions and new hires. The awards are subject to vesting requirements. The value of this stock was established by the market price on the date of grant and was recorded as deferred compensation. The deferred compensation is reflected as a reduction in stockholders’ equity on the consolidated balance sheet and is being amortized ratably over the applicable restricted stock vesting period of four years.

          During the years ended December 31, approximately 45,000 shares of restricted stock were cancelled in 2005 and 26,000 shares of restricted stock were canceled in 2004.  There were no such cancellations during 2003.

          As of December 31, the outstanding shares of restricted stock totaled approximately 722,000 in 2005 and approximately 816,000 in 2004.  U.S. Concrete recognized stock-based compensation expense of approximately $1.7 million ($1.1 million, net of tax) in 2005, $1.2 million ($0.7 million, net of tax) in 2004 and $0.2 million ($0.1 million, net of tax) in 2003.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Treasury Stock

          Employees may elect to satisfy their tax obligations on the vesting of their restricted stock by having U.S. Concrete make the required tax payments and withhold a number of vested shares having a value on the date of vesting equal to the tax obligation. As a result of such employee elections, during the years ended December 31, U.S. Concrete withheld approximately 80,000 shares at a total value of $0.5 million in 2005 and approximately 42,000 shares at a total value of $0.3 million in 2004, and those shares were accounted for as treasury stock.  In 2004, U.S. Concrete also purchased 16,551 shares of its common stock in private transactions from its chief executive officer and chief operating officer at a total value of $0.1 million.  All shares were accounted for as treasury stock.

     Stock Options

          U.S. Concrete’s 1999 Incentive Plan and 2001 Employee Incentive Plan enable U.S. Concrete to grant nonqualified and incentive options, restricted stock, stock appreciation rights and other long-term incentive awards to employees and nonemployee directors of U.S. Concrete and nonemployee consultants and other independent contractors who provide services to U.S. Concrete (except that no officers or directors of U.S. Concrete are eligible to participate in the 2001 Employee Incentive Plan). Option grants under these plans generally vest over a four-year period and expire if not exercised prior to the tenth anniversary following the grant date. The approximate number of shares available for awards under these plans was 1.9 million as of December 31, 2005 and 2004, and 2.1 million as of December 31, 2003.  The board of directors of U.S. Concrete may, in its discretion, grant additional awards or establish other compensation plans.

          The following tables set forth certain stock option information (shares in thousands):

	Number of Options	Weighted-Average Exercise Price

Options outstanding at December 31, 2002	4,094	$7.22
Granted	125	4.58
Exercised	—	—
Canceled	(1,119)	7.80

Options outstanding at December 31, 2003	3,100	$6.90
Granted	85	6.85
Exercised	(78)	6.38
Canceled	(226)	6.66

Options outstanding at December 31, 2004	2,881	$6.93
Granted	60	6.23
Exercised	(192)	6.99
Canceled	(83)	6.84

Options outstanding at December 31, 2005	2,666	$6.92

Options exercisable at December 31, 2003	1,796	$7.16

Options exercisable at December 31, 2004	2,237	$7.08

Options exercisable at December 31, 2005	2,449	$6.98

Range of Exercise Prices	Number of Outstanding Options	Weighted- Average Remaining Years of Contractual Life	Weighted- Average Exercise Price	Number of Exercisable Options	Weighted- Average Exercise Price

$4.08 - $6.23	165	3.5	$5.19	156	$5.21
$6.24 - $6.99	1,014	5.9	6.34	806	6.35
$7.00 - $8.75	1,487	4.3	7.50	1,487	7.50

	2,666			2,449

          See Note 1 for pro forma disclosure of net income (loss) and earnings (loss) per share under SFAS No. 123.

     Employee Stock Purchase Plan

          In January 2000, U.S. Concrete’s board of directors adopted, and its stockholders approved, the U.S. Concrete 2000 Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986. All U.S. Concrete personnel employed for at least 20 hours per week and five months per calendar year are eligible to participate in the ESPP.  For any offering period ending on or prior to December 31, 2005, eligible employees electing to participate were granted the right to purchase shares of U.S. Concrete common stock at a price generally equal to 85% of the lower of the fair market value of a share of U.S. Concrete common stock on the first or last day of the offering period.  For any offering period beginning on or after January 1, 2006, eligible employees electing to participate will be granted the right to purchase shares of U.S. Concrete common stock at a price equal to 85% of the fair market value of a share of U.S. Concrete common stock on the last day of the offering period.  U.S. Concrete issued approximately 154,000 shares in 2005, 149,000 shares in 2004, and 265,000 shares in 2003.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	INCOME TAXES

          U.S. Concrete’s consolidated federal and state tax returns include the results of operations of acquired businesses from their dates of acquisition.

          A reconciliation of U.S. Concrete’s effective income tax rate to the amounts calculated by applying the federal statutory corporate tax rate of 35% during the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

	2005	2004	2003

Tax at statutory rate	$7,257	$(5,921)	$5,452
Add (deduct):
State income taxes	760	253	262
Manufacturing deduction	(102)	—	—
Settlement income	—	(298)	(700)
Tax audit settlement	—	(136)	—
Tax credits	—	(238)	—
Other	206	(37)	260

Income tax provision (benefit)	$8,121	$(6,377)	$5,274

Effective income tax rate	39.2%	37.7%	33.9%

          The amounts of consolidated federal and state income tax provision (benefit) during the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	2005	2004	2003

Current:
Federal	1,097	$(3,769)	$(2,337)
State	440	48	(834)

	1,537	(3,721)	(3,171)

Deferred:
Federal	6,190	$(2,273)	$7,209
State	394	(383)	1,236

	6,584	(2,656)	8,445

Total provision (benefit)	$8,121	$(6,377)	$5,274

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income tax provisions result from temporary differences in the recognition of expenses for financial reporting purposes and for tax reporting purposes. U.S. Concrete presents the effects of those differences as deferred income tax liabilities and assets, as follows (in thousands):

	December 31

	2005	2004

Deferred income tax liabilities:
Properties, plant and equipment, net	21,022	$21,014
Other	19	93

Total deferred tax liabilities	21,041	21,107

Deferred income tax assets:
Goodwill and other intangibles	4,302	7,298
Receivables	1,084	900
Inventory	718	566
Accrued insurance	3,420	3,550
Other accrued expenses	1,790	1,724
Net operating loss carryforwards	296	3,978
Other	240	484

Total deferred tax assets	11,850	18,500

Net deferred tax liabilities	9,191	2,607
Current deferred tax assets	6,750	10,293

Long-term deferred income tax liabilities	$15,941	$12,900

          As of December 31, U.S. Concrete had federal income tax receivables of approximately $0.6 million in 2005 and $4.4 million in 2004, which are currently classified in other current assets.

          In assessing the value of deferred tax assets at December 31, 2004 and 2005, U.S. Concrete considered whether it was more likely than not that some or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences become deductible. U.S. Concrete considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on these considerations, U.S. Concrete determined that its deferred tax assets would be realized and a valuation allowance was not required at December 31, 2005 and 2004.

          The American Jobs Creation Act of 2004, which was enacted on October 22, 2004, makes a number of changes to the income tax laws which will affect U.S. Concrete in future years, the most significant of which is a new deduction for qualifying domestic production activities.

11.	BUSINESS SEGMENTS

          Operating segments are defined under the guidance of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” as components of an enterprise that engage in business activities that earn revenue, incur expenses and prepare financial information that is evaluated regularly by the chief operating decision maker in order to allocate resources and assess performance.  U.S. Concrete has six operating segments based upon its six geographic reporting units that serve its principal markets in the United States and has historically aggregated these operating segments into one reportable segment based upon the guidance in SFAS No. 131.

          During the third quarter of 2006, U.S. Concrete re-assessed its application of SFAS No. 131 and, based on the expected variation in the long-term margins of its operating segments, determined that it would be appropriate to begin presenting its previously aggregated six geographic reporting units as two reportable segments, primarily along product lines: ready-mixed concrete and concrete-related products; and western precast concrete.  In conjunction with this re-assessment, U.S. Concrete has revised its prior period presentation to correspond with the revision.

          U.S. Concrete’s ready-mixed and concrete-related products segment produces and sells ready-mixed concrete, aggregates (crushed stone, sand and gravel), concrete masonry and building materials, as well as a limited amount of precast concrete.  This segment serves the following principal markets: New Jersey, Delaware, Washington, D.C., Michigan, north and west Texas, Tennessee, Mississippi and northern California.  Its western precast concrete segment produces and sells precast concrete products in select markets in the western United States.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          U.S. Concrete accounts for inter-segment sales at market prices.  Segment operating profit consists of net sales less operating expense, including certain operating overhead directly related to the operation of the specific segment.  Corporate includes administrative, financial, legal, human resources and risk management, activities which are not allocated to operations and are excluded from segment operating profit.

          The following table sets forth certain financial information relating to U.S. Concrete’s operations by reportable segment (in thousands):

	2005	2004	2003

Sales:
Ready-mixed concrete and concrete-related products	$505,826	$438,841	$416,263
Western precast concrete	71,900	64,036	58,887
Inter-segment sales	(2,071)	(2,288)	(2,026)

Total sales	$575,655	$500,589	$473,124

Segment Operating Profit:
Ready-mixed concrete and concrete-related products	$35,700	$20,524	$20,341
Western precast concrete	12,671	11,813	11,032
Unallocated overhead and other income	3,770	5,809	6,112
Corporate:
Selling, general and administrative expense	(14,101)	(9,808)	(7,071)
Interest income	857	180	241
Interest expense	(18,172)	(16,703)	(17,096)
Loss on early extinguishment of debt	—	(28,781)	—
Other income, net	8	50	2,018

Income (loss) before income taxes	$20,733	$(16,916)	$15,577

Depreciation, Depletion and Amortization:
Ready-mixed concrete and concrete-related products	$12,307	$11,566	$11,524
Western precast concrete	794	627	543
Corporate	490	476	374

Total depreciation, depletion and amortization	$13,591	$12,669	$12,441

Capital Expenditures:
Ready-mixed concrete and concrete-related products	$13,835	$9,274	$11,878
Western precast concrete	4,131	1,173	1,409

Total capital expenditures	$17,966	$10,447	$13,287

Sales by Product:
Ready-mixed concrete	$453,368	$388,444	$369,101
Precast concrete	74,048	66,447	61,501
Building materials	26,960	26,170	20,296
Aggregates	12,158	10,737	9,598
Other	9,121	8,791	12,628

Total sales	$575,655	$500,589	$473,124

	2005	2004

Identifiable Assets:
Ready-mixed concrete and concrete-related products	$379,843	$311,116
Western precast concrete	57,508	52,759
Corporate	56,692	85,284

Total assets	$494,043	$449,159

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	RELATED-PARTY TRANSACTIONS

          On completion of its initial public offering, U.S. Concrete entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of Central Concrete Supply Co., Inc. and Eastern Concrete Materials, Inc. (formerly known as Baer Concrete, Incorporated). Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options U.S. Concrete may exercise. The following summarizes the current annual rentals U.S. Concrete must pay during the initial lease terms:

Locations:	Number of Facilities	Aggregate Annual Rentals (in thousands)

Central	2	$324
Eastern	2	$266

          U.S. Concrete believes the rentals it must pay under each of these leases are at fair market rates.  William T. Albanese, a former owner of Central, and Thomas J. Albanese, a former owner of Central, are executive officers of U.S. Concrete, and Michael D. Mitschele, the former owner of Eastern, was an executive officer of U.S. Concrete until June 1, 2005.

          Central sold concrete products to a company owned by a cousin of William T. Albanese and Thomas J. Albanese totaling approximately $14.0 million in 2005, $11.0 million in 2004 and $9.6 million in 2003. U.S. Concrete believes the amounts it received for the concrete products were fair and substantially equivalent to amounts it would have received from an unaffiliated third party.

          Central paid a company owned by a cousin of William T. Albanese and Thomas J. Albanese approximately $0.1 million in 2005, $0.1 million in 2004, and $0.6 million in 2003.  These payments were for construction related services.  U.S. Concrete believes the amounts it paid for these services were fair and substantially equivalent to amounts it would have paid to an unaffiliated third party.

          U.S. Concrete reimbursed Main Street Mezzanine Fund, LLC (or its predecessor), of which Vincent D. Foster, U.S. Concrete’s chairman, is a senior managing director, approximately $17,000, $17,000 and $57,000 in 2005, 2004 and 2003, respectively, for expenses primarily related to U.S. Concrete’s business development activities.

13.	RISK CONCENTRATION

          U.S. Concrete grants credit, generally without collateral, to its customers, which include general contractors, municipalities and commercial companies located primarily in California, New Jersey/New York, Michigan, Texas and Tennessee. Consequently, it is subject to potential credit risk related to changes in business and economic factors in those states. U.S. Concrete generally has lien rights in the work it performs, and concentrations of credit risk are limited because of the diversity of its customer base. Further, management believes that its contract acceptance, billing and collection policies are adequate to minimize any potential credit risk.

          Cash deposits were distributed among various banks in areas where U.S. Concrete has operations throughout the United States as of December 31, 2005.  In addition, U.S. Concrete had money-market funds with a financial institution with a strong credit rating. As a result, it believes that credit risk in such instruments is minimal.

14.	COMMITMENTS AND CONTINGENCIES

     Litigation and Other Claims

          From time to time, and currently, U.S. Concrete and its subsidiaries are subject to various claims and litigation brought by employees, customers and other third parties for, among other matters, personal injuries, property damages, product defects and delay damages that have, or allegedly have, resulted from the conduct of its operations.

          U.S. Concrete believes that the resolution of all litigation currently pending or threatened against it or any of its subsidiaries should not have a material adverse effect on its business, financial condition, results of operations or liquidity; however, because of the inherent uncertainty of litigation, it can provide no assurance that the resolution of any such litigation will not have a material adverse effect on its consolidated financial condition, results of operations or liquidity for the fiscal period in which that resolution occurs. U.S. Concrete expects in the future it and its subsidiaries may, from time to time, be a party to litigation or administrative proceedings that arise in the normal course of its business.

          U.S. Concrete retains various self-insurance risks with respect to losses for third-party liability and property damage.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          U.S. Concrete is subject to federal, state and local environmental laws and regulations concerning, among other matters, air emissions and wastewater discharge. Its management believes it is in substantial compliance with applicable environmental laws and regulations. From time to time, it receives claims from federal and state environmental regulatory agencies and entities asserting that it may be in violation of environmental laws and regulations. Based on experience and the information currently available, management of U.S. Concrete believes that these claims should not have a material impact on U.S. Concrete’s consolidated financial condition, results of operations or liquidity. Despite compliance and experience, it is possible that U.S. Concrete could be held liable for future charges, which might be material, but are not currently known or estimable. In addition, changes in federal or state laws, regulations or requirements, or discovery of currently unknown conditions, could require additional expenditures.

          As permitted under Delaware law, U.S. Concrete has agreements that provide indemnification of officers and directors for certain events or occurrences while the officer or director is or was serving at U.S. Concrete’s request in such capacity. The maximum potential amount of future payments that U.S. Concrete could be required to make under these indemnification agreements is not limited; however, U.S. Concrete maintains a director and officer insurance policy that limits its exposure and enables U.S. Concrete to recover a portion of any future amounts paid.  Many of the indemnification agreements were grandfathered under the provisions of FASB Interpretation No. 45, because they were in effect prior to December 31, 2002. As a result of the insurance policy coverage, U.S. Concrete believes the estimated fair value of these indemnification agreements is minimal. Accordingly, U.S. Concrete has not recorded any liabilities for these agreements as of December 31, 2005.

          U.S. Concrete is party to agreements that require it to provide indemnification in certain instances when it acquires businesses and real estate and in the ordinary course of business with its customers, suppliers and service providers.

     Lease Payments

          U.S. Concrete leases certain mobile and other equipment, land, facilities, office space and other items which, in the normal course of business, are renewed or replaced by subsequent leases.  Total expense for such operating leases amounted to $14.4 million in 2005, $12.0 million in 2004 and $12.6 million in 2003.  In addition, in December 2005, U.S. Concrete acquired substantially all of the operating assets of Go-Crete and South Loop Development Corporation, which included certain capital lease obligations on delivery vehicles.

          Future minimum rental payments with respect to our lease obligations as of December 31, 2005, were as follows:

	Capital Leases	Operating Leases

	(in millions)
Year ended December 31:
2006	$1.1	$9.6
2007	0.5	9.0
2008	—	7.8
2009	—	6.1
2010	—	4.4
Later years	—	7.0

	$1.6	$43.9

Total future minimum rental payments	$1.6
Less amounts representing imputed interest	0.1

Present value of future minimum rental payments under capital leases	1.5
Less current portion	1.1

Long-term capital lease obligation	$0.4

     Insurance Programs

          U.S. Concrete maintains third-party insurance coverage in amounts and against the risks it believes is reasonable. Under its insurance programs, U.S. Concrete shares the risk of loss with its insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations.  U.S. Concrete’s deductible retentions per occurrence for automobile and general liability insurance programs were $0.5 million in 2003, 2004 and 2005, and for its worker’s compensation insurance program was $1.0 million in 2003, 2004 and 2005.  In connection with these automobile and general liability and workers’ compensation insurance programs, U.S. Concrete has entered into standby letter of credit agreements of $14.1 million at December 31, 2005.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Performance Bonds

          In the normal course of business, U.S. Concrete is contingently liable for performance under $16.0 million as of December 31, 2005 in performance bonds that various contractors, states and municipalities have required. The bonds are principally related to construction contracts.  U.S. Concrete has indemnified the underwriting insurance company that issued the bonds against any exposure under the bonds. In U.S. Concrete’s past experience, no material claims have been made against these bonds.

15.	SIGNIFICANT CUSTOMERS AND SUPPLIERS

          U.S. Concrete did not have any customers that accounted for more than 10% of its revenues or any suppliers that accounted for more than 10% of its cost of goods sold in 2005, 2004 or 2003.

16.	EMPLOYEE BENEFIT PLANS

          U.S. Concrete maintains a defined contribution 401(k) profit sharing plan for employees meeting various employment requirements. Eligible employees may contribute amounts up to the lesser of 15% of their annual compensation or the maximum amount IRS regulations permit. U.S. Concrete matches 100% of employee contributions up to a maximum of 5% of their compensation. U.S. Concrete paid matching contributions of $2.1 million in 2005, $2.3 million in 2004 and $2.2 million in 2003.

          U.S. Concrete maintained defined contribution profit-sharing and money purchase pension plans for the nonunion employees of certain of its companies for the period from their acquisition by U.S. Concrete through the date that those companies adopted the U.S. Concrete 401(k) plan. Contributions made to these plans were approximately $117,000 in 2003, none in 2004 and none in 2005.

          U.S. Concrete’s subsidiaries are parties to various collective bargaining agreements with labor unions having multi-year terms that expire on a staggered basis. Under these agreements, U.S. Concrete pays specified wages to covered employees, observes designated workplace rules and makes payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees.

          In connection with its collective bargaining agreements, U.S. Concrete participates with other companies in the unions’ multi-employer pension plans. These plans cover substantially all of U.S. Concrete’s employees who are members of such unions. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes liabilities on employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or on termination of, that plan. In 2001, a subsidiary of U.S. Concrete withdrew from the multi-employer pension plan of the union that represented several of its employees. That union disclaimed interest in representing those employees. U.S. Concrete has no plans to withdraw from any other multi-employer plans. U.S. Concrete made contributions to these plans of $13.9 million in 2005, $13.3 million in 2004 and $11.9 million in 2003.

          See Note 9 for discussions of U.S. Concrete’s incentive plans and employee stock purchase plan.

U.S. CONCRETE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	QUARTERLY SUMMARY (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(in thousands, except per share data)
2005
Sales	$92,499	$153,214	$172,297	$157,645
Income (loss) from operations	(7,024)	14,387	18,954	9,709
Net income (loss)	(6,479)	6,035	9,000	4,056
Basic and diluted earnings (loss) per share (2)	(0.23)	0.21	0.31	0.14
2004
Sales	$90,314	$138,627	$148,252	$123,396
Income (loss) from operations	(3,219)	12,663	15,392	2,712
Net income (loss) (1)	(24,603)	6,050	7,987	27
Basic and diluted earnings (loss) per share (2)	(0.87)	0.21	0.28	0.00

(1)	Net income (loss) reflects the loss on the early extinguishment of debt of $28.8 million in the first quarter of 2004 (see Note 8 for discussion).
(2)

Earnings (loss) per share (“EPS”) for each quarter are computed using the weighted-average number of shares outstanding during the quarter, while EPS for the fiscal year is computed using the weighted-average number of shares outstanding during the year.  Thus, the sum of the EPS for each of the four quarters may not equal the EPS for the fiscal year.

18.	SUBSEQUENT EVENT

          In February 2006, U.S. Concrete issued 8,050,000 shares of its common stock to the public at a price of $11.25 per share, resulting in net proceeds to U.S. Concrete of approximately $85.0 million, after deducting underwriting discounts and commissions and other offering costs.